UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AMYLIN PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

N.A.
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Mr. Carl C. Icahn

c/o Icahn Associates Corp.

767 Fifth Avenue, Suite 4700

New York, NY 10153

April 20, 2009

Dear Carl:

An active and open dialogue with our shareholders is and has always been a priority for Amylin’s Board of Directors and management.  I appreciate the time you took to share your thoughts in phone conversations with Joe Cook and me over the past few days.  In preparation for another discussion with you, we think it is important that we set the record straight regarding a number of comments you made.

•                  You suggest that Amylin be promptly sold to Eli Lilly and Company

You informed us that you intend to leverage your relationship with our partner Lilly to promptly attempt to sell Amylin to Lilly.  Amylin’s Board and management believe that a sale of the Company today would dramatically undervalue the opportunity shareholders will have through the approval and launch of exenatide once weekly.

Further, we believe that your desire to sell Amylin is inconsistent with what you have said previously and we continue to believe that this is not the time to consider such an action.

•                  You stated that you would implement drastic cost cuts of an additional 30% beyond the 16% Amylin achieved in the first quarter of 2009

You stated that you would immediately cut costs by an additional 30%, and specifically mentioned areas such as insurance and logistics to accomplish these reductions.  We believe additional cost cuts of 30% from our current budget would undermine our efforts to develop, prepare for and launch exenatide once weekly, which represents a major transformational opportunity for the treatment of Type 2 diabetes.

Amylin’s management and Board are committed to carefully managing costs and will continue to review opportunities to reduce expenses.  As an example of this commitment, in 2008 we conducted an in-depth review of our operating expenses in a thoughtful and strategic manner.  This led to a November 2008 restructuring, resulting in the reduction of 25% (340 employees) of our San Diego based workforce.  These cuts were focused on administration, operations, and research and development.  In the first quarter of 2009, our operating expenses declined by 16% compared to the same period in 2008, and our non-GAAP operating loss, the stated measurement of operating cash flow, declined to $19.9 million, a 55% improvement over last year.  In short, our plan already has delivered substantial progress toward our stated goal of achieving positive operating cash flow by the end of 2010.  Last week, we announced the implementation of ExenatideOne, an important organizational efficiency initiative with Lilly which will create an integrated co-located medical, development and commercial team for the exenatide franchise.  We believe this program will result in further efficiencies and cost savings.

•                  You asked, “Who is Dan Bradbury?”

Finally, on our call you asked, “Who is Dan Bradbury?”  Dan Bradbury is Amylin’s President and Chief Executive Officer.  Dan has been our CEO since March 2007, serving as President since June 2006 and as Chief Operating Officer since June 2003.  Prior to joining Amylin in 1994, Dan worked for 10 years at SmithKline Beecham Pharmaceuticals in sales and marketing positions.  Dan has met with your colleague Alex Denner on a number of occasions.

Hopefully this letter provides you with additional clarity about the Company and demonstrates that the issues you have raised have been carefully considered by our Board and management.  We believe that a meeting with Dan Bradbury and myself would go a long way in helping you to better understand Amylin’s business and our strategy.

We look forward to speaking with you further later in the week.

Sincerely,

James N. Wilson

Lead Independent Director

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This letter may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of shareholders.  Amylin has filed the definitive proxy statement with the Securities and Exchange Commission (“SEC”) on April 20, 2009.  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE BLUE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and securityholders may obtain the proxy statement and other relevant documents free of charge at the SEC’s web site, www.sec.gov or from Amylin Investor Relations at 9360 Towne Centre Drive, San Diego, California 92121.

PARTICIPANTS IN SOLICITATION

Amylin and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 annual meeting of shareholders.  Information regarding the interests of Amylin’s directors and executive officers in the proxy contest are included in Amylin’s definitive proxy statement.